As filed with the Securities and Exchange Commission on April 29, 1994.
                      Registration No.____________

                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
                            _______________

                                FORM S-8

                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                            _______________

                          LADD FURNITURE, INC.
                     (Exact name of issuer as specified in its charter)


                        North Carolina                            56-1311320
         (State or other jurisdiction of                      (I.R.S. Employer
           incorporation or organization)                    Identification No.)


             One Plaza Center, Box HP-3
             High Point, North Carolina                      27261-1500
       (Address of principal executive offices)              (Zip Code)


                           LADD FURNITURE, INC.
                    1994 INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)

                          William S. Creekmuir
               Senior Vice President, Secretary, Treasurer
                      and Chief Financial Officer
                          LADD Furniture, Inc.
                       One Plaza Center, Box HP-3
                 High Point, North Carolina  27261-1500
                             (910) 889-0333
                   (Name, address and telephone number of agent for service)

                               Copies to
                        Robert E. Esleeck, Esq.
                        Petree Stockton, L.L.P.
                        1001 West Fourth Street
                  Winston-Salem, North Carolina  27101

     Approximate  date of proposed commencement  of sales pursuant  to the plan:
     Promptly after the effectiveness of this Registration Statement.

                    CALCULATION OF REGISTRATION FEE

 Title of Securities          Amount to be           Proposed Maximum          Proposed Maximum           Amount of
  to be Registered             Registered              Offering Price          Aggregate Offering       Registration Fee
                                                          Per Share                  Price

    Common Stock                     1,200,000              $9.00                  $10,800,000              $3,724.14
    $0.01 par value

                                 PART I

               INFORMATION REQUIRED IN THE SECTION 10(a)
                               PROSPECTUS

   Item 1.   Plan Information *

   Item 2.   Registrant   Information   and  Employee   Plan  Annual
             Information *

        *    The  documents containing  the information  required by
             Part I  of   Form S-8  will  not  be   filed  with  the
             Commission as part of this Registration Statement.

                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3. Incorporation of Certain Documents by Reference

        The following documents filed by LADD Furniture, Inc. (the "Company") with the Securities and Exchange Commission are incorporated in this Registration Statement by reference: (i) the Annual Report of the Company filed on Form 10-K pursuant to
   Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended January 1, 1994, containing audited consolidated financial statements for the fiscal year of the Company then ended; and (ii) the description of the common stock of the Company contained in the Registration Statement of the Company filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports which have been filed for the purpose of updating such description. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


   Item 4. Description of Securities

        Not Applicable.


   Item 5. Interests of Named Experts and Counsel

        Not Applicable.

   Item 6. Indemnification of Directors and Officers

        Article VII  of   the  Company's  bylaws  provides  for  the
   indemnification of officers and directors to the fullest extent permitted under North Carolina corporate law, as follows:

                              ARTICLE VII

                   INDEMNIFICATION AND REIMBURSEMENT
                       OF DIRECTORS AND OFFICERS

             1.   Indemnification    for   Expenses    and
             Liabilities.

                  (a)  Any person who at any time serves or has
        served: (1) as a director, officer, employee or agent of the Corporation, (2) at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (3) at the request of the Corporation as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent from time to time permitted by law against Liability and Expenses in any Proceeding (including without limitation a Proceeding brought by or on behalf of the Corporation itself) arising out of his status as such or activities in any of the foregoing capacities or results from him being called as a witness at a time when he was not a named defendant or respondent to any Proceeding.

                  (b) The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this provision, including, without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him.

                  (c) Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the rights provided for herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from this provision.

                  (d)  The rights  granted herein shall  not be
        limited by the provisions contained in Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act or any successor to such statutes.

             2. Advance Payment of Expenses. The Corporation shall (upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent involved to repay the Expenses described herein unless it shall ultimately be determined that he is not entitled to be indemnified by the Corporation against such Expenses) pay Expenses incurred by such Director, officer, employee or agent in defending a Proceeding or appearing as a witness at a time when he has not been named as a defendant or a respondent with respect thereto in advance of the final disposition of such Proceeding.

             3. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

             4. Definitions. The following terms as used in this Article shall have the following meanings. "Proceeding" means any threatened, pending or completed action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding), whether civil, criminal, administrative, investigative or arbitrative and whether formal or informal. "Expenses" means expenses of every kind, including counsel fees. "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), reasonable expenses incurred with respect to a Proceeding and all reasonable expenses incurred in enforcing the indemnification rights provided herein. "Director," "officer," "employee," and "agent" include the estate or personal representative of a Director, officer, employee, or agent. "Corporation" shall include any domestic or foreign predecessor of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

   Item 7. Exemption from Registration Claimed

        Not Applicable.

   Item 8. Exhibits

        The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K, are included in Part II of this Registration Statement. Exhibit numbers omitted are not applicable.

   Exhibit No.    Exhibits

      5           Form of  legal opinion of  Petree Stockton, L.L.P.
                  with respect to the legality of the securities being registered hereunder.

      24.a        Consent of KPMG Peat Marwick.

      24.b Consent of Petree Stockton, L.L.P. (Contained in their opinion filed as Exhibit 5 hereto.)

      25          Power of Attorney.

      99          Additional Exhibits.

      99.a        LADD Furniture,  Inc. 1994 Incentive  Stock Option
                  Plan.

      99.b        Forms of Option Grant and Agreement.


   Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To   remove   from   registration   by   means   of   a
   post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

PAGE

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on April 29, 1994.

                                 LADD FURNITURE, INC.


                                 By
                                   William S. Creekmuir, Senior Vice President,
                                   Secretary, Treasurer and Chief Financial
                                   Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                 Title                Date

    Richard R. Allen           Chairman of the      April 29, 1994
                               Board,
                               Chief Executive
                               Officer
                               and President
    William B. Cash            Director             April 29, 1994

    James H. Corrigan, Jr.     Director             April 29, 1994

    O. William Fenn, Jr.       Director             April 29, 1994

    Gerald R. Grubbs           Vice Chairman        April 29, 1994
                               and Director

    Don A. Hunziker            Director             April 29, 1994

    Dr. Thomas F. Keller       Director             April 29, 1994

    Fred L. Schuermann, Jr.    Executive Vice       April 29, 1994
                               President and Director

    William S. Creekmuir       Senior Vice          April 29, 1994
                               President, Secretary,
                               Treasurer and Chief
                               Financial Officer

   Daryl B. Adams              Vice President,      April 29, 1994
                               Corporate
                               Controller and
                               Chief Accounting
                               Officer